Exhibit 4.10

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON THE EXERCISE OR CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  THE SECURITIES REPRESENTED HEREBY MAY NOT BE EXERCISED, CONVERTED, OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED (EACH A “TRANSFER”) EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSFER NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (B) TO THE EXTENT THE TRANSFER DOES NOT CONSTITUTE AND WILL NOT RESULT IN A VIOLATION OF APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT (TO THE EXTENT REQUESTED BY COUNSEL OF THE COMPANY), THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THE HOLDER HEREOF AGREES THAT IT WILL DELIVER, OR CAUSE TO BE DELIVERED, TO EACH PERSON TO WHOM THE SECURITIES HEREBY REPRESENTED ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.  THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OR CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

10% UNSECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE

Note No.: __	____________, 2010
$__________	Harbor City, California

FOR VALUE RECEIVED, BALQON CORPORATION, a Nevada corporation (“Company”), promises to pay to _____________________________________ (“Holder”), or its registered assigns, the principal sum of _________________________________________ DOLLARS ($_______), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this 10% Unsecured Subordinated Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to 10% per annum, computed on the basis of the actual number of days elapsed and a year of three hundred sixty-five (365) days.  Interest on the outstanding principal balance of this Note shall be payable quarterly as described in Section 2. Subject to Section 6, all unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the Note Maturity Date (as defined below). Subject to Section 6, any unpaid principal and accrued and unpaid interest on the Note Maturity Date shall be payable in cash. Upon payment in full of all principal and interest payable hereunder, this Note shall be surrendered to the Company for cancellation.

This Note is being issued pursuant to the terms and conditions contained in that certain Securities Purchase Agreement of even date herewith between the original Holder and the Company (the “Securities Purchase Agreement”) and pursuant to the terms and conditions contained in the Company’s Confidential Private Placement Memorandum dated September 1, 2009, as supplemented by that certain Supplement No. 1 to Confidential Private Placement Memorandum dated January 22, 2010 (the “Memorandum”). This Note, together with the similar 10% Unsecured Subordinated Convertible Promissory Notes issued pursuant to the Securities Purchase Agreements and the Memorandum, are collectively referred to herein as the “Notes.”

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1.           Certain Definitions.  For purposes of this Note, the following terms shall have the following respective meanings:

“Closing Bid Price” and “Closing Sales Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if such principal market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the OTC Bulletin Board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink OTC Markets. If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period..

“Common Stock” means shares of the common stock, $0.001 par value per share, of the Company.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of this Note.

“Event of Default” means any of the events specified as such in Section 5.1.

“Holder” means the person or entity specified in the introductory paragraph of this Note or any transferee that is at the time the registered holder of this Note. The Holder or any transferee is an “accredited investor” as defined under U.S. federal securities laws or otherwise will qualify to allow this offering to take place as a private placement under applicable securities laws.

“Insolvency or Liquidation Proceeding” shall mean (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to the Company or to its creditors, as such, or to its assets, or (ii) any liquidation, dissolution, reorganization or winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company.

“Note Maturity Date” shall mean the earlier of (i) September 1, 2012, or (ii) the date as of which the outstanding principal and accrued interest on this Note and all other payments payable hereunder are due and payable to the Holder pursuant to Section 5.2.

“Reorganization Securities” shall mean shares of stock of the Company, or its successor, as reorganized, or other securities of the Company or any other person provided for by a plan of reorganization, the payment of which is subordinated, at least to the same extent as this Note, to the payment of all Senior Indebtedness which may at the time be outstanding and the principal of which is due no earlier than the principal of this Note, provided that the rights of the holders of the Senior Indebtedness are not impaired thereby or such holders as a class shall have approved such plan of reorganization.

“Representative” shall mean the trustee, agent or other representative for holders of all or any of the Senior Indebtedness, if any, designated in the indenture, agreement or other document creating, evidencing or governing such Senior Indebtedness or pursuant to which it was issued, or otherwise duly designated by the holders of such Senior Indebtedness.

“Senior Indebtedness” shall mean the principal of and unpaid interest on all indebtedness of the Company incurred on, before or after the date of this Note (i) for money borrowed from any bank, savings and loan or other financial institution or any other person, and is evidenced by notes, bonds, debentures or other written obligations and (ii) in connection with any renewals or extensions of any indebtedness described in (i) above; provided, however, that the term shall not include (a) any lease financing arrangement involving the Company and (b) indebtedness which by the terms of the instrument creating or evidencing it is subordinated to or on a parity with this Note.

Other capitalized terms not defined in this Note have the same meaning as in the Securities Purchase Agreement.

2.           Interest.  This Note will bear interest at a rate of 10% per annum. Accrued interest on this Note shall be due and payable quarterly on the fifth (5th) day after the last business day of each calendar quarter beginning with the quarter ended March 31, 2010, with a final installment due on the Note Maturity Date, whether by acceleration, scheduled maturity or otherwise, unless such amounts are converted into Common Stock pursuant to the terms set forth herein. Subject to Section 6, any accrued interest on this Note that is due on or prior to the Note Maturity Date shall be payable in cash.

3.           Prepayment. At any time after September 1, 2010, upon fifteen (15) days prior written notice to the Holder (which notice may be sent to the Holder prior to September 1, 2010), the Company may prepay this Note in whole or in part; provided, however, that: (i) any prepayment of this Note may only be made in connection with the prepayment of all Notes issued under the Memorandum on a pro rata basis, based on the respective aggregate outstanding principal amounts of each such Note, and (ii) any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.

4.           Subordination.

4.1           Subordinated Notes Subordinate to Senior Indebtedness. The provisions of this Section 4 apply notwithstanding anything to the contrary contained in this Note. The Company covenants and agrees, and the Holder, by such Holder’s acceptance hereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section, the indebtedness represented by this Note and the payment of the principal of and interest on this Note are hereby expressly made subordinate and subject in right of the prior payment in full of all Senior Indebtedness. This Section 4 constitutes a continuing offer to all persons who become holders of, or continue to hold, Senior Indebtedness, each of whom is an obligee hereunder and is entitled to enforce such holder’s rights hereunder, subject to the provisions hereof, without any act or notice of acceptance hereof or reliance hereon.

4.2           Payment Over of Proceeds Upon Dissolution, Etc.

(a)           In the event of any Insolvency or Liquidation Proceeding, all Senior Indebtedness shall first be paid in full before the Holder is entitled to receive any direct or indirect payment or distribution of any cash, property or securities (excluding Reorganization Securities) on account of the principal of or interest on this Note.

(b)           The holders of Senior Indebtedness (or their respective Representatives) shall be entitled to receive directly, for application to the payment thereof (to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any substantially concurrent payment or distribution to the holders of such Senior Indebtedness), any payment or distribution of any kind or character, whether in cash, property or securities (excluding Reorganization Securities but including any payment or distribution, except Reorganization Securities, which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of this Note) which may be payable or deliverable in respect of this Note in any such Insolvency or Liquidation Proceeding.

(c)           In the event that, notwithstanding the foregoing provisions of this Section 4.2, the Holder shall have received any payment from or distribution of assets of the Company in an Insolvency or Liquidation Proceeding or the estate created by the commencement of any such Insolvency or Liquidation Proceeding, of any kind or character in respect of this Note whether in cash, property or securities (excluding Reorganization Securities but including any payment or distribution, except Reorganization Securities, which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of this Note) before all Senior Indebtedness is paid in full, then and in such event such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid (or their respective Representatives), to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any substantially concurrent payment or distribution to the holders of such Senior Indebtedness, for application to the payment in full of such Senior Indebtedness.

4.3           Default on Senior Indebtedness.

(a)           If there exists a default in the payment when due (whether at maturity or upon acceleration or mandatory repayment, or on any principal installment payment date or interest payment date, or otherwise) of any Senior Indebtedness (a “Payment Default”) and such default shall not have been cured or waived in writing by or on behalf of the requisite percentage of the holders of such Senior Indebtedness (or their Representative, if any), then any payment on account of principal of or interest on this Note which the Holder would then be entitled to receive, but for the provisions of this Section 4.3(a), shall instead be paid over to the holders of such Senior Indebtedness (or their Representative, if any) until all amounts of Senior Indebtedness then due and payable have been paid in full, prior to any direct or indirect payment by or on behalf of the Company to the holder of any principal of or interest on this Note.

(b)           The Company may not, directly or indirectly, make, and the Holder may not ask, demand, take or receive from or on behalf of the Company, any payment on account of the principal of or interest on this Note during the period (a “Deferral Period”) from the date the Company and/or the Holder receive from a holder of Senior Indebtedness a notice (a “Deferral Notice”) of:

(i)           the existence of a Payment Default; or

(ii)           the existence of any event of default (other than a Payment Default) under any agreement or instrument pursuant to which any Senior Indebtedness is issued, in each instance as now in effect or as hereafter from time to time modified or amended, without the necessity of any consent by or notice to the Holders (a “Specified Covenant Default”);

until the earlier of (i) the date such Payment Default or Specified Covenant Default is cured, waived in writing or otherwise ceases to exist and (ii) the one hundred eightieth (180th) day after receipt by the Company and/or by the holder of this Note of such Deferral Notice; provided, however, that (x) only one Deferral Notice relating to the same Payment Default or Specified Covenant Default may be given, (y) no subsequent Deferral Notice may be given with respect to any Payment Default or Specified Covenant Default existing at the time an effective Deferral Notice is given and (z) if any such Deferral Notice has been given, no subsequent Deferral Notice with respect to any number of different Payment Defaults or Specified Covenant Defaults shall be effective until the later of (1) the date such subsequent Deferral Notice is received by the Company and the holders of Subordinated Debentures and (2) the three hundred sixty-fifth (365th) day after receipt of the then most recent prior effective Deferral Notice. So long as any Senior Indebtedness is outstanding, the Holder shall give the holders of the Senior Indebtedness five (5) business days prior written notice of any proposed demand for payment or institution of proceedings with respect to this Note (which notice may be given during a Deferral Period provided that the proposed demand for payment is not to be made or the proposed proceedings are not to be instituted until the expiration of such Deferral Period).

(c)           Upon termination of any Deferral Period the Company shall resume payments on account of the principal of and interest on this Note subject to the obligation of the Company and the Holder to pay over to the holders of Senior Indebtedness amounts otherwise payable on account of the principal of and interest on this Note pursuant to the provisions of, and in the circumstances specified in, this Section 4.

(d)           During the first one hundred twenty (120) days of any Deferral Period, payment on account of this Note may not be accelerated unless a voluntary Insolvency or Liquidation Proceeding shall be instituted by the Company or an involuntary Insolvency or Liquidation Proceeding shall be instituted against the Company and such proceeding remains undismissed for a period of sixty (60) days. So long as any Senior Indebtedness is outstanding, the Holder shall give the holders of the Senior Indebtedness five (5) business days’ prior written notice of any proposed acceleration with respect to this Note (which notice may be given during a Deferral Period provided that the proposed acceleration is not to be effective until the expiration of such Deferral Period).

(e)           In the event that, notwithstanding the foregoing provisions of this Section 4.3, any payment shall be made by or on behalf of the Company and received by the Holder at a time after the giving of a Deferral Notice and during a Deferral Period, then such payment shall be held in trust for the benefit of and shall be immediately paid over to the holders of Senior Indebtedness remaining unpaid or their respective Representatives, for application to the payment in full of all Senior Indebtedness in accordance with its terms (after giving effect to any prior or substantially concurrent payment to the holders of such Senior Indebtedness).

4.4           Subrogation to Rights of Holders of Senior Indebtedness. After all amounts payable under or in respect of Senior Indebtedness are paid in full, the Holder shall be subrogated to the extent of the payments or distributions made to the holders of, or otherwise applied to payment of, such Senior Indebtedness pursuant to the provisions of this Section 4 (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinate and subject in right of payment to Senior Indebtedness to substantially the same extent as this Note is so subordinate and subject in right of payment and which is entitled to like rights of subrogation), to the rights of the holders of such Senior Indebtedness (or their respective Representatives) to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of and interest on this Note shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness (or their respective Representatives) of any cash, property or securities to which the Holder would be entitled except for the provisions of this Section 4, and no payments over pursuant to the provisions of this Section 4 to the holders of Senior Indebtedness (or their respective Representatives) by the Company or the Holder shall, as among the Company and its creditors (other than holders of Senior Indebtedness and the Holder), be deemed to be a payment or distribution by the Company to or on account of Senior Indebtedness it being understood that the provisions of this Section 4 are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the Holder on the other hand.

If any payment or distribution to which the Holder would otherwise have been entitled but for the provisions of this Section 4 shall have been applied, pursuant to the provisions of this Section 4, to the payment of all amounts payable under the Senior Indebtedness, then and in such case, the Holder shall be entitled to receive (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinate and subject in right of payment to Senior Indebtedness to substantially the same extent as this Note is subordinate and subject in right of payment and which is entitled to like rights) from the holders of such Senior Indebtedness (or their respective Representatives) any substantially contemporaneous payments or distributions received by such holders of Senior Indebtedness (or their respective Representatives) in excess of the amount sufficient to pay in full all obligations payable under or in respect of such Senior Indebtedness.

4.5           Rights of Holders Not to Be Impaired. Nothing contained in this Section 4 or elsewhere in this Note is intended to or shall:

(a)           impair, as among the Company, its creditors other than holders or Senior Indebtedness and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder the principal of and premium, if any, and interest on this Note as and when the same shall become due and payable in accordance with their terms; or

(b)           affect the relative rights against the Company of the Holder of this Note and creditors of the Company other than the holders of Senior Indebtedness; or

(c)           prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default subject to the rights, if any, under this Section 4 of the holders of Senior Indebtedness to receive payments or distributions otherwise payable or deliverable to, or received by, such holder upon the exercise of any such remedy and subject to the restriction on acceleration set forth in Section 4.3(d).

4.6           Effectuation of Subordination. If the Holder does not file a proper claim or proof of debt in the form required in any Insolvency or Liquidation Proceeding prior to thirty (30) days before the expiration of the time to file such claims or proofs, then the holders of the Senior Indebtedness, or their Representatives, are hereby authorized, and shall have the right (without any duty), to file an appropriate claim for and on behalf of such holder.

4.7           No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Indebtedness, or Representative thereof, to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act by any such holder or Representative thereof, or by any noncompliance by the Company with the terms, provisions and covenants of this Note regardless of any knowledge thereof which any such holder or Representative thereof may have or be otherwise charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness (or their Representatives, if applicable) may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination and other benefits provided in this Section 4 or the obligations hereunder of the Holder to the holders of Senior Indebtedness, do any one or more of the following all without notice to the Holder and even if any right of reimbursement or subrogation or other right or remedy of the Holder is affected, impaired or extinguished thereby:

(a)           change the manner, place or terms of payment or change or extend the time of payment of, or renew, exchange, amend or alter, the terms of any Senior Indebtedness, any security therefor or guaranty thereof or any liability of the Company or any guarantor to such holder, or any liability incurred directly or indirectly in respect thereof, or otherwise  amend, renew, exchange, modify or supplement in any manner Senior Indebtedness or any instrument evidencing or guaranteeing or securing the same or any agreement under which Senior Indebtedness is outstanding;

(b)           sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and any order any property pledged, mortgaged or otherwise securing Senior Indebtedness or any liability of the Company or any guarantor to such holder, or any liability incurred directly or indirectly in respect thereof;

(c)           settle or compromise any Senior Indebtedness or any other liability of the Company or any guarantor of the Senior Indebtedness to such holder or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including, without limitation, Senior Indebtedness) in any manner or order; and

(d)           fail to take or to record or otherwise perfect, for any reason or for no reason, any lien or security interest securing Senior Indebtedness by whomsoever granted, exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any guarantor or any other person, elect any remedy and otherwise deal freely with the Company and any security and any guarantor of the Senior Indebtedness or any liability of the Company or any guarantor to such holder or any liability incurred directly or indirectly in respect thereof.

4.8           Reliance on Court Orders; Evidence of Status. Upon any payment or distribution of assets of the Company referred to in Section 4.2, the Holder shall be entitled to rely upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution delivered to the Holder for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 4.

In the absence of any such receiver, trustee in bankruptcy, liquidating trustee, agent or other person, the holder of this Note shall be entitled to rely upon a written notice by a person representing himself to be a holder of Senior Indebtedness (or a Representative on behalf of such holder) as evidence that such person is a holder of Senior Indebtedness (or is such a Representative) for any relevant purpose. In the event that any holder determines in good faith that further evidence is  required with respect to the right of any person as a holder of Senior Indebtedness (or such a Representative), as to the extent to which such person is entitled to participate in such payment or distribution, and as to other facts pertinent to the rights of such person under this Section 4, such holder may request such person to furnish evidence to the reasonable satisfaction of such holder as to the amount of Senior Indebtedness held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Section 4, and if such evidence is not furnished such holder may defer (without liability to any holder of Senior Indebtedness or any Representative of such holder) any payment to such person pending judicial determination as to the right of such person to receive such payment or until such time as such holder shall be otherwise satisfied as to the right of such person to receive such payment.

4.9           Not to Prevent Events of Default. The failure to make a payment on account of the principal of or interest on this Note by reason of any provision of this Section 4 shall not be construed as preventing the occurrence of a default or an Event of Default under this Note. Except as expressly provided in Section 4.3(d), nothing in this Section 4 shall affect the rights of the Holder to accelerate the maturity of this Note in accordance with its terms.

4.10           Amendments. Without the prior written consent of the holders of the Senior Indebtedness, the Company and the Holder shall not (i) amend, supplement or otherwise modify any provision of this Section 4, (ii) accelerate the payment of the principal of or interest on this Note or (iii) if such amendment would have a material adverse effect on the holders of the Senior Indebtedness, amend, supplement or otherwise modify any other provision of this Note.

5.           Default.

5.1           Events of Default. If any of the following events (each, an “Event of Default” and collectively, “Events of Default”) shall occur:

(a)           the Company shall default in the payment of any part of the principal of this Note;

(b)           the Company shall default in the payment of any installment of interest on this Note for more than thirty (30) days after the same shall become due and payable;

(c)           the Company shall breach or default in the performance of any covenant or warranty of the Company in this Note, and continuance of such breach for a period of thirty (30) days after there has been given, by registered or certified mail, to the Company by the holder of this Note, a written notice specifying such breach or default and requiring it to be remedied;

(d)           a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or

(e)           the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing;

then and in any such event the Holder of this Note may at any time (unless all defaults theretofore or thereupon shall have been remedied) at its option, by written notice to the Company, declare this Note to be due and payable, whereupon the same shall forthwith mature and become due and payable without presentment, demand, protest or other notice, all of which are hereby waived.

5.2           Remedies on and Notices of Default. Subject to the provisions of Section 4, in case any one or more Events of Default shall occur, the Holder may proceed to protect and enforce the rights of such holder by a suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any agreement contained in this Note, or for an injunction against a violation of any of the terms or provisions hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. In case of default under this Note, the Company will pay to the Holder such further amount as shall be sufficient to cover the reasonable cost and expense of enforcement, including, without limitation, reasonable attorneys’ fees.  If the Holder shall give any notice or take any other action in respect of a claimed default, the Company shall forthwith give written notice thereof to all other holders of similarly subordinated notes at the time outstanding, describing the notice or action and the nature of the claimed default. No course of dealing and no delay on the part of any Holder of this Note in exercising any right shall operate as a waiver thereof or otherwise prejudice such Holder’s rights or the rights of the holder of any similarly subordinated notes. No remedy conferred by this Note upon the Holder shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

6.           Conversion.

6.1           Automatic Conversion. If at any time after one hundred eighty (180) days after the issuance of this Note the Closing Bid Price or Closing Sales Price, as the case may be, of a share of the Company’s Common Stock equals or exceeds $3.50 (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or similar event) for twenty (20) consecutive trading days, then the principal amount of this Note shall automatically convert into shares of Common Stock at the Conversion Price (as defined below). Accrued and unpaid interest on the date of such automatic conversion shall be paid in cash by the Company. The conversion will be deemed to have occurred as of the close of business on such twentieth (20th) consecutive trading day. The Company shall notify the Holder in writing within one (1) trading day after any automatic conversion, and will cause certificate representing the Conversion Shares to be issued within three (3) trading days after automatic conversion, and will deliver those certificates to the Holder by overnight courier immediately after receipt of the original of this Note for cancellation.

6.2           Conversion Procedure in the Event of Automatic Conversion. In the event of automatic conversion, the outstanding principal under this Note will convert automatically without any further action by the Company whether or not the Note is surrendered to the Company or its transfer agent. The Company will not be obligated to issue certificates evidencing the securities issuable upon automatic conversion of this Note unless this Note is either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that this Note has been mutilated, lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with this Note. At its expense, the Company will, as soon as reasonably practicable thereafter, issue and deliver to the Holder a certificate for the number of shares of Common Stock to which the Holder will be entitled upon conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company), together with a check payable to the Holder for any cash amounts payable as described in Section 6.1 (with respect to accrued and unpaid interest) and Section 6.5 (with respect to fractional shares).

6.3           Voluntary Conversion. The Holder may, at any time before this Note has been repaid in full, elect to convert all or any portion of the outstanding principal into shares of Common Stock at the Conversion Price.

6.4           Conversion Procedure in the Event of Voluntary Conversion.

(a)           Each voluntary conversion of this Note shall be effected by the surrender of this Note at the principal office of the Company at any time during normal business hours, together with a written notice by the Holder stating that the Holder desires to convert the entire, or a specified increment of, principal of this Note into Common Stock. Each conversion of a Note will be deemed to have been effected as of the close of business on the date on which this Note has been surrendered and the notice has been received, and at that time, the rights of the Holder of this Note will cease and the person or persons in whose name or names any certificate or certificates for Common Stock are to be issued upon conversion will be deemed to have become the Holder or Holders of record of the shares of Common Stock represented thereby.

(b)           Within two (2) trading days after a conversion has been effected, the Company will deliver to the converting Holder:

(i)           a certificate or certificates representing the number of shares of Common Stock issuable by reason of conversion in such name or names and such denomination or denominations as the converting Holder has specified; and

(ii)           a replacement Note representing the principal amount of this Note delivered to the Company in connection with the conversion but which was not converted.

(c)           The issuance of certificates for Common Stock upon conversion of this Note will be made without charge to the Holder for any tax in respect thereof or other cost incurred by the Company in connection with conversion and the related issuance of Common Stock. Upon conversion of any portion of this Note, the Company will take all actions as are necessary in order to ensure that the Common Stock issuable with respect to conversion will be validly issued, fully paid and nonassessable.

(d)           The Company will not close its books against the transfer of this Note or of the shares of Common Stock issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note, and will at all times reserve for issuance the maximum number of shares of Common Stock into which this Note is convertible.

6.5           Fractional Shares; Interest. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Holder upon the conversion of this Note, the Company shall pay to Holder an amount in cash equal to the product obtained by multiplying the Conversion Price applied to effect such conversion by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full or the payment of outstanding amounts specified in this Note, the Company shall be released from all its obligations and liabilities under this Note.

6.6           Conversion Price. The initial Conversion Price shall be $0.75 per share of Common Stock. The Conversion Price shall be subject to adjustment as described in Section 7.

7.           Conversion Price Adjustments.

7.1           Adjustments for Stock Splits and Subdivisions.  In the event the Company should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holders for the additional shares of Common Stock, then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares.

7.2           Adjustments for Reverse Stock Splits.  If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

7.3           Notices of Record Date, Etc. In the event of:

(a)           Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus at the same rate as that of the last such cash dividend theretofore paid) or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(b)           Any capital reorganization of Company, any reclassification or recapitalization of the capital stock of Company or any transfer of all or substantially all of the assets of the Company to any other Person or any consolidation or merger involving the Company; or

(c)           Any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

the Company will mail to the Holder at least ten (10) days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right; and (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining shareholders entitled to vote thereon.

7.4           Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock for the purpose of effecting the conversion of this Note such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, without limitation of such other remedies as shall be available to the Holder of this Note, the Company will use its best efforts to take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

8.           Successors and Assigns.  Subject to the restrictions on transfer described in Sections 10 and 11, the rights and obligations of Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9.           Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of Company and the holders of a majority in principal amount of the Notes.

10.           Transfer of this Note or Securities Issuable on Conversion Hereof.  With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of the Holder’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify the Holder that the Holder may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to Company.  If a determination has been made pursuant to this Section 10 that the opinion of counsel for the Holder, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly after such determination has been made.  Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act.  The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.  Subject to the foregoing transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company as provided in the Securities Purchase Agreement.  Prior to presentation of this Note for registration of transfer, the Company shall treat the registered Holder hereof as the owner and the Holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

11.           Assignment by the Company.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Company without the prior written consent of the Holder.

12.           Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Securities Purchase Agreement, or at such other address or facsimile number as the Company shall have furnished to Holder in writing.  All such notices and communications shall be effective (i) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (ii) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (iii) when delivered by hand, upon delivery; and (iv) when faxed, upon confirmation of receipt.

13.           Pari Passu Notes.  The Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Securities Purchase Agreement or pursuant to the terms of such Notes.  In the event the Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Notes, then the Holder shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

14.           Payment.  Payment shall be made in lawful tender of the United States.

15.           Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

16.           Waivers.  The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

17.           Governing Law.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

BALQON CORPORATION a Nevada corporation

By:	/s/ Balwinder Samra
Balwinder Samra, Chief Executive Officer

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